MEMORANDUM OF UNDERSTANDING

BETWEEN

Minera Polymet Limitada

AND

David Marcus Mitchell

MINERA POLYMET LIMITADA, a mining company, hereinafter also “Polymet” or the “Beneficiary” and on the other, DAVID MARCUS MITCHELL, Canadian, businessman hereinafter also the “Proprietor” and all the aforementioned jointly referred to as the “Parties” and individually as a “Party”, have agreed upon the following Memorandum of Understanding (the “MOU”):

WHEREAS,

i.

The Proprietor is the sole and current owner of the mining concessions EXETER 1 AL 54, located in Cerro Pan de azúcar Province of Huasco, Third Region, Chile and QUINA 1 AL 56,  located in Mineral de Carrizal Alto, Province of Huasco, Third Region, Chile. The listing of all and each of the mining concessions is attached hereto as Annex A. For this instrument’s purposes, all rights and mining concessions listed under said Annex, are referred to as the “Mining Concessions”;

ii.

Polymet intends to acquire the Mining Concessions through the execution of a mining option purchase agreement (the “Option Agreement”), declaring the Proprietor its interest in granting such option and subsequently transferring said Mining Concessions, all of the foregoing in the terms and conditions set forth herein.

THE PARTIES AGREE THAT,

1.

MINING PROPERTY.

Polymet intends, through the execution of the Option Agreement and subsequent exercise of the option contained therein, to acquire 100% of the Mining Concession, including, with no additional cost whatsoever, all rights existing over superficial lands, water rights and any other right that is necessary for the development of projects in the Mining Concessions, that are directly or indirectly owned by the Proprietor.

2.

PAYMENT SCHEDULE.

2.1

In order to maintain the option to purchase valid and finally to acquire the Mining Concessions, Polymet shall pay the Proprietor the equivalent total amount of 300,000 USD in a mixture of shares and dollars in the following installments:

a)

The amount of 50,000 USD together or the equivalent in common shares of Red Metal Resources upon execution of the Option Agreement;

b)

The amount of 50,000 USD together or the equivalent in common shares of Red Metal Resources within the term of 12 months counted as of the date of execution of the Option Agreement;

c)

The amount of 50,000 USD together or the equivalent in common shares of Red Metal Resources within the term of 24 months counted as of the date of execution of the Option Agreement;

d)

The amount of 50,000 USD together or the equivalent in common shares of Red Metal Resources within the term of 36 months counted as of the date of execution of the Option Agreement;

e)

The amount of 100,000 USD within the term of 48 months counted as of the date of execution of the Option Agreement.

The Parties hereby agree that all payments indicated above will be a condition precedent to the exercise of the option to be granted under the Option Agreement. All the aforementioned payments will be facultative for Polymet  and shall be made only if it wishes the Option Agreement to remain in force and finally to exercise the option to purchase contained therein.

2.2

The option to purchase shall be exercised within 4 years counted as of the execution of the Option Agreement.

2.3

The Beneficiary is entitled to exercise the option to purchase the Mining Concessions in advance, through the payment of the outstanding amounts by the time of such exercise, as established in the payment schedule indicated in 2.1 above.

2.4

Payments a, b, c, and d listed in 2.1 above can be made in equivalent amounts of Red Metal Resources Ltd. common shares listed on the Over the Counter Bulletin Board in the US.  Share price will be calculated using a 30 day trading average price.

3.

NSR.

3.1

Upon the exercise of the option and once the commercial production of the Mining Concession has begun, the Beneficiary shall pay the Proprietor a net smelter return royalty (“NSR”) of 1.5 % of what the Beneficiary receives for the selling of concentrates, dore metal, bullion and other products obtained from the recovery of fine contents of gold, copper and cobalt – after applicable and common discounts - derived from the minerals extracted as a result of the exploitation of the Mining Concessions.

3.2

At any time after the exercise of the option Polymet may acquire 100% of the NSR in exchange for a one-time $1,500,000 USD payment.

3.3

The Proprietor shall grant the Beneficiary a preemptive right to acquire the NSR. The procedure for the exercise of such preemptive right will be established in the Option Agreement.

3.4

No mining activity shall take place until the full option agreement has been completed an all $300,000 USD payments of shares and cash have been made.

3.5

Finally, the Parties hereby agree that they will waive the resolutory action that may derive from the NSR in the Option Agreement.

4.

DUE DILIGENCE AND OPTION AGREEMENT.

5.1

Polymet will carry out a legal review of all Mining Concessions’ titles and others related to the Mining Concessions and the Proprietor, as well as the performance of a technical review of the geological information and further background information existing in connection with the same. Such review will be made in a maximum term of [60] days counted as of this date, hereinafter the “Due Diligence Period”.

5.2

The Proprietor shall provide all available information in order to proceed with the aforementioned review of all corporate aspects of the Proprietor and the Mining Concessions.

5.3

At any time during the Due Diligence Period and before it has expired, the Beneficiary shall communicate to the Proprietor - in writing and through any means - its intention of continuing with the acquisition of the Mining Concessions. If the Beneficiary has not expressed its intentions in the aforementioned manner once the Due Diligence Period has expired, it shall be understood that it will not proceed with the acquisition and consequently the Proprietor will be entitled to commercialize the Mining Concessions in the terms it deems convenient.

5.4

Should the intention of continuing with the transaction be expressed, the Parties shall execute the Option Agreement in the terms set forth in Article 169 of the Mining Code and other applicable regulations. The Option Agreement shall contain the terms and conditions established herein as well as any other provision or clause commonly used in this type of agreements.

5.5

The parties hereby express that it is their intention that all provisions in this MOU relating to the terms and conditions in which the Option Agreement is to be executed are to be considered binding.

5.

EXCLUSIVITY.

6.1

As the study of a probable acquisition of the Mining Concessions by the Beneficiary implies the investment of time and resources by the latter, it is required that during the Due Diligence Period and until the execution of the Option Agreement, the Proprietor refrains from negotiating, whether directly or indirectly, any sort of agreement for selling, leasing or of any other kind with third parties, not being authorized to supply information or to make sales offers to third parties, unless previously authorized by the Beneficiary in writing.

The Proprietor undertakes to immediately inform the Beneficiary of any offer it may receive regarding the Mining Concessions, whatever maybe the conditions or means in which it has been formulated.

6.2

Any agreement directly or indirectly achieved, regarding the Mining Concessions during the Due Diligence Period and until the execution of the Option Agreement, will force the Proprietor to compensate the Beneficiary for all costs and expenses incurred in the due diligence process, including all legal and consultant fees.

In addition to the foregoing and should the Proprietor reach an agreement with a third party regarding the Mining Concessions in the term between the formal communication given by the Beneficiary in order to execute the Option Agreement and the execution of said document, the Proprietor expressly undertakes to pay and/or recognize in favor of the Beneficiary, as a compensation for the termination of this MOU, the amount of [100,000] USD.

6.

PROHIBITION.

In the Option Agreement, the Proprietor shall voluntarily undertake not to execute any act or agreement regarding the Mining Concessions and the ores and substances contained within the limits of the same. These prohibitions shall remain in force during the validity of the Option Agreement.

7.

CONFIDENTIALITY.

The Parties hereby agree that the execution of the present MOU as well as the terms and conditions contained herein are considered to be confidential information and therefore undertake not to disclose any such information without the prior written consent of the other Party, except for (i) the disclosure made to their employees, directors, officers, agents or consultants on a need to know basis or (ii) as required by applicable securities laws and authorities..

8.

GENERAL CONDITIONS.

9.1

Mining Concessions’ Protection.

The Beneficiary shall be responsible for properly and timely paying the corresponding fees of the Mining Concessions patents during the validity of the Option Agreement, starting with and including payments due on June 30th, 2014.

Likewise, the Proprietor undertakes to watch over and protect the Mining Concessions and defend them from third parties, being such costs entirely borne by the Proprietor.

9.2

Assignment.

Polymet may execute the Option Agreement, directly or through any related company.

9.3

Expenses.

Each Party shall be responsible for its own expenses incurred or as a consequence of the matters and operations referenced herein.

9.4

Previous Communications.

This instrument supersedes all previous offers and communications between the Parties.

9.5

Applicable Law.

This instrument shall be governed by the laws of the Republic of Chile.

9.6

Domicile.

For all legal purposes deriving from this instrument, the Parties establish their domicile in the city and borough of Santiago.

9.7

Arbitration.

Any difficulty or controversy arising among the parties to the MOU  regarding the application, interpretation, duration, validity or execution of the contract, or for any other reason, shall be submitted to arbitration pursuant to the Rules of Arbitration Procedure of the Santiago Arbitration and Mediation Center in effect at the time of its initiation.

The parties confer an irrevocable special power of attorney upon the Santiago Chamber of Commerce so that it may, at the written request of any of the parties, appoint an arbitrator from among the members of the arbitration corps of the Santiago Arbitration and Mediation Center, who will be empowered to act as arbitrator-at-law with regard to the substance of the dispute and as ex aequo et bono with regard to the procedure.

There shall be no remedy against the arbitrator's resolutions. The arbitrator is especially empowered to resolve any matter relating to his/her competence and/or jurisdiction.

Legal Capacities

The legal capacity of Mr. Kevin Mitchell to act on behalf of MINERA POLYMET LIMITADA, is evidenced in Notary Ricardo Olivares Pizarro in July 17th 2007.

The legal capacity of [__] to act on behalf of DAVID MARCUS MITCHELL is evidenced in [__].

In witness whereof, the Parties sign This MOU in two identical copies.

/s/ David Marcus Mitchell

___________________________________

DAVID MARCUS MITCHELL

/s/ Kevin Mitchell

______________________________________

[KEVIN MITCHELL]

P.P. MINERA POLYMET LIMITADA